Exhibit 1.1

[Unofficial English Translation From Hebrew]

Articles of Association

of

Mainrom Line Logistics Limited

Exhibit 1.1

Interpretation

1.	In these Articles, unless the context otherwise prescribes, the meaning of the following words shall be as follows:

“person”	-	includes a corporate body (unless otherwise stated herein);

“Shareholder”	-	a person who is a Registered or Unregistered Shareholder. If any ‘effective date’ exists (as defined in section 182 of the Companies Law), for such purpose, a shareholder will be deemed to be a holder who is registered as such on the effective date.

“Registered Shareholder”	-	a Shareholder registered in the Company’s register of members.

“Unregistered Shareholder”	-	a person in whose favour a share is registered at a stock exchange member and such share is included amongst those that are registered the Company’s register of members, in the name of a nominees company.

“the TASE”	-	the Tel Aviv Stock Exchange Ltd.

“the Board” or
“the Board of Directors”	-	the Board of Directors duly appointed in accordance with the provisions of these Regulations.

“Director”	-	A member of the Board of Directors of the Company and who effectively acts as a director, whatever his title may be.

“the Companies Law”	-	the Companies Law, 5759-1999, as amended from time to time, as well as the Regulations that have been or will be promulgated by virtue thereof;

“Securities Law”	-	the Securities Law, 5728-1968

“the Law”	-	the Companies Law, the Securities Law, as amended from time to time, as well as the Regulations that have been or will be promulgated by virtue thereof and any other valid statute relating to companies that applies to the Company for the time being;

“the Company”	-	the Company mentioned above.

“the Register”	-	the shareholders register to be maintained pursuant to section 127 of the Companies Law and also, if the Company holds another register outside of Israel – any other register, pursuant to the circumstances.

“the Office”	-	the registered office of the Company as existing for the time being, and which will vary from time to time, as determined by the Board of the Company;

“writing”	-	printing, lithography, photocopy, cable, telex, fax, e-mail and any other form of creating or impressing words in any visible form.

“securities”	-	includes, shares, debentures, capital notes, certificates and other documents conferring the right to sell, convert or sell and the like.

"the Companies Ordinance"	-	means the Companies (New Version) Ordinance, 5743-1983.

“the Articles”	-	the articles of association as presently framed, or as varied.

2.	The provisions contained in sections 2, 3, 4, 5, 6, 7, 8 and 10 of the Interpretation Law, 5741-1981, will, mutatis mutandis, apply also to the interpretation of the Articles, in the absence of any other provision relating thereto and unless otherwise repugnant to or inconsistent with such application.

3.	Save as stated in this paragraph, unless repugnant to or inconsistent with the context or the content, words and expressions defined in the Companies Law, shall bear the same meaning when used in these Articles.

4.	Provisions that cannot be varied by contract will apply to the Company unless otherwise stated herein, and in the event of any deviation between the provisions of the Companies Law mentioned and these Articles, the provisions of these Articles shall apply.

5.	Reference made herein to any provision contained in the Companies Law and which has been amended or repealed, the provision in question shall be regarded as valid and form part of these Articles, unless otherwise prohibited by law.

6.	Unless these articles make reference to the particular majority required for adopting a resolution at the general meeting or by the Board, the majority required for adopting such a resolution shall be a simple majority.

Name of the Company

7.	The name of the Company is: Mainrom Line Logistics Ltd.

Objects of the Company

8.	The Company may engage in any lawful business, subject to the objects of the Company set forth in the Company’s memorandum of association.
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Essential purpose of the Company

9.	The essential purpose of the Company is to act in accordance with business considerations to generate profits save that the Company may contribute reasonable amounts to worthy causes even if the contribution does not fall within the scope of such business considerations, in accordance with the discretion of the Company’s Board.

Registered Share Capital

10.	(a)	The registered share capital of the Company is 500,000,000 (five hundred million) ordinary shares of no par value (hereinafter: “the Shares”);

(b)	All the ordinary shares shall have equal rights inter se for all purposes and every ordinary share for which all the calls have been paid in full, will confer upon the holder thereof:

(1)	the right to be invited to and attend all of the general meetings of the Company and the right to a single vote in respect of each ordinary share that he/she holds, at every vote, at every general meeting of the Company at which he/she participates;

(2)	the right to receive dividends (if and when distributed) and the right to receive bonus shares, if distributed;

(3)	the right to participate on a distribution of the Company’s surplus assets, on a winding-up.

Liability of the Shareholders

11.	The liability of the Shareholders is limited as stated in the Company’s memorandum of association, and in the Companies Law.

Public company

12.	Subject to the provisions of the Companies Law, and as long as the Company’s securities are listed for trading on the TASE or as long as the Company’s securities that have been offered to, are held by, the public, the Company shall be public.

Shares

13.	Without prejudice to any special rights previously conferred on the holders of existing shares in the Company, any share in the Company may be issued with such preferred or deferred rights or rights of redemption or other special rights or such restrictions, whether in regard to dividend, voting, sight or otherwise, as the Company may from time to time by resolution adopted at the general meeting by a majority of the Shareholders, determine.

14.	If at any time the share capital of the company is divided into different classes of shares, the Company may, by resolution adopted by a simple majority at the general meeting, the rights, privileges, concessions, limitations and provisions for the time being attached to or otherwise in relation to any class, may, unless otherwise provided by the terms of issue of the shares of that class, be varied, converted, extended, added to or otherwise altered with the consent in writing of the holders of all the issued shares of that class, or as determined by a resolution adopted at a general meeting by simple majority of the shareholders of such class.
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15.	The special or other rights conferred upon the Shareholders or the holders of a class of shares that have been issued, including shares that have been issued with preferential or other special rights, will not be deemed to have been varied by the creation or issue of additional shares of any class, ranking equally therewith unless otherwise stipulated by the terms of issue of such shares. The provisions contained in these Articles regarding general meetings will, mutatis mutandis, apply to every class meeting as above.

16.	The unissued shares in the capital of the Company shall be under the control of the Board of Directors who may allot the same up to the limit of the registered share capital of the Company, to such persons for cash or other consideration otherwise than cash, with such reservations and on such conditions, and on such dates as the Board shall deem fit, and the Board shall have the power to make calls on any person regarding such shares or any of them during such period and on such consideration and on such terms as the Board shall deem fit.

17.	Upon the allotment of shares, the Board of Directors may provide for differences among the holders of such shares as to the amount of calls and/or the times of payment thereof.

18.	If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in instalments, every such instalment shall, when due, be paid to the Company by the then registered holder of the share or by his representatives.

19.	The Company may pay at any time, commission to any person for subscribing or procuring the subscription, or agreeing to subscribe or procuring a subscription to the shares of the Company, whether conditionally or unconditionally, for any security, debentures or debenture stock of the Company. In any event, the commission may be payable or discharged in cash, or in securities or debentures, or stock of debentures of the Company.

Share Certificates; Share Warrants

20.	Subject and pursuant to the provisions of the Companies Law, share certificates attesting to the right of title to a share, shall bear the stamp of the Company or its printed name together with the signature of one Director and of the secretary, or as determined by the Company’s Board from time to time.

21.	Every Registered Shareholder (including the nominees company) is entitled to receive from the Company, at his request, one share certificate in respect of the shares registered in his name or, if the Board so approve (after he pays the amount prescribed from time to time by the Directors) to a number of share certificates each for one or more of such shares; each share certificate shall specify the name of the shareholder, the number of the shares, subject to the provisions of the Companies Law.

22.	A certificate relating to a share that is registered in the name of two or more persons, shall be delivered to the person whose name appears first in the Shareholders Register in relation to such share unless all of the registered owners of that share shall have instructed the Company in writing to deliver the same to any other registered holder.
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23.	(a)	The Company may deliver a share warrant in respect of shares that have been fully paid to the Company, which confer upon the holder thereof the right to the shares therein specified and the right to transfer the same by delivery of the share, and the provisions of these Articles concerning the transfer of shares will not apply to the shares specified in such share warrant;

(b)	A Shareholder lawfully holding a share warrant shall, on surrender of the warrant to the Company for cancellation and on payment of such sum as the Board may prescribe, be entitled to have his name entered as a member in the register of members in respect of the shares included in the warrant, and to a share certificate issued in his name;

(c)	The holder of a share warrant may deposit the share warrant at the Office, and as long as it is so deposited, the depositor shall have the right to demand the convening of a meeting of the Company pursuant and subject to the provisions of the Companies Law and these Articles, and attend the same, vote and exercise rights of a shareholder at every meeting convened upon his requisition following 48 hours of the deposit, as if his name were registered in the register of shareholders as the owner of the shares comprised in the share warrant. Only one person shall be recognized as the depositor of the share, and the Company shall be bound to return the share warrant to the depositor if he requests the same in writing, two days at least in writing in advance.

Should such share warrant not be deposited, the holder thereof shall not have the rights set forth in this sub-regulation (c) but shall have, subject to the provisions of these Articles, all other rights that are conferred upon a shareholder of the Company.

24.	If any share certificate or share warrant has been lost or defaced, the Board may issue a new certificate respectively in lieu thereof, provided the original certificate has not been cancelled by the Company, or it has been proved to its satisfaction that the certificate or warrant has been lost or destroyed, and satisfactory indemnity has been received for any possible damage, all against payment, if imposed, as resolved by the Board. The provisions of paragraphs 20-23 above shall, mutatis mutandis, apply also with respect to the issue of a new share certificate.

Calls

25.	The Directors may, from time to time, at their discretion make calls upon members for all monies unpaid in respect of the shares held by each of the members, and which are not by the terms of issue thereof required to be paid at a fixed date or dates, and each member shall pay the Company the amount of such calls made upon him at the time and place prescribed by the Board. A call may be effected by making payment in installments. A call shall be deemed to have been made on the date on which the decision of the Directors approving the making of the call, has been passed.

26.	Fourteen (14) days' prior notice will be given for each call specifying the amount and place of payment thereof save that the Directors may, before the time prescribed for payment of such call, revoke by notice in writing to the members, such call or extend the time for payment thereof, provided that such resolution has been adopted prior to the payment date of the call.
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27.	Joint holders of a share shall be jointly and severally liable for payment of all calls and installments due in respect of such share.

28.	If, by the terms of allotment of any share or otherwise an amount or installments are payable on a fixed date or dates on account of such sum or installment shall be discharged as if it were a call duly made and notified by the Board, and all the provisions contained in these Articles relating to calls shall apply to such amount or installment.

29.	If a sum called or installment payable is not discharged on or prior to the date of payment thereof, the person who is for the time being the holder of such share in respect of which such call or installment has been made, shall pay interest on such amount at the rate determined by the Board from time to time, or at the rate as permitted by law for the time being, from the date prescribed for payment thereof until actually paid, save that the Board of Directors may waive the payment of interest in whole or in part.

30.	If the Directors deem fit, they may receive from a member wishing to advance such amounts which have not been called or have not become payable and remain outstanding on account of all or some of his shares, an advance payment and may pay him on such monies so prepaid as aforesaid or any part thereof, interest until the date on which such monies would have otherwise become payable at the rate agreed to between the Directors and such member.

Forfeiture of shares

31.	If a Shareholder fails to pay any call or installment of a call at or before the day appointed for payment thereof and on the conditions prescribed, regardless of whether a call has been issued or not, the Board may serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and all the expenses that the Company has borne in respect of such non-payment.

32.	The notice shall name a further day (which shall be at least 14 days after the date of the notice) and the place or places at which the above call or installment is to be paid together with such interest and expenses. The notice shall further state that in the event of non-payment on the date prescribed or by such day, and at the place specified in the notice, the shares in respect of which the call was made or the date of the payment of the installment has fallen due, may be forfeited by the Company.

33.	If the requirements of any such notice as aforesaid are not complied with, the Directors shall be entitled according to a resolution passed in this connection, at any time thereafter prior to payment of the call or the installment, the interest and the expenses due in connection with the shares, forfeit the shares in respect of which such notice was given such forfeiture to extend to all the dividends declared in relation to the forfeited shares and not actually paid prior to the forfeiture.

34.	A share so forfeited shall be deemed to be the property of the Company and the Directors will be entitled, subject as provided in these Regulations, to sell the same re-allot the share or otherwise transfer the share as they deem fit, subject to the provisions of the Companies Law.

35.	Shares that have been forfeited and prior to the sale thereof, will be dormant, and shall not confer any rights whatsoever as long as they are in the ownership of the Company.

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36.	The Directors may, at any time, prior to the sale, re-allotment or transfer of any share so forfeited, revoke the forfeiture on such terms as the Board deem fit.

(a)	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares but shall notwithstanding, remain liable to pay forthwith to the Company all calls, installments, interest and expenses due on account of or for such shares at the time of forfeiture, together with the interest on such sums from the date of forfeiture until the date of payment, at the maximum permitted rate at such time according to law, unless the shares that have been forfeited have been sold and the Company has received the full amount of the consideration undertaken to be paid by the shareholder, with the addition of the expenses incidental to the sale;

37.	(b)	Where the proceeds received on account of a sale of the shares forfeited exceed the consideration undertaken to be paid by the Shareholder for the shares so forfeited, the Shareholder shall be entitled to a partial refund of the consideration that he/she has given for them, if any, subject to the provisions of the agreement issuing the shares, provided the consideration remaining in the hands of the Company will not be less than the full amount of the consideration undertaken by the holder of the shares that have been forfeited, with the addition of the expenses incidental to the sale. The provisions of these Articles regarding forfeiture of shares shall likewise apply to cases of non-payment of an amount known which, according to the terms of the issue of the share, falls due on a fixed date as if such sum were payable by virtue of a call duly made and notified in regard thereto.

38.	The Company shall have a first and paramount lien upon all the shares registered in the name of each member, apart from fully paid-up shares, as well as over the proceeds of sale thereof for the discharge of the debts and liabilities of such member to the Company solely or jointly with any other persons whether the period for the payment or discharge thereof shall have actually arrived or not and howsoever arising, and save as provided by Regulation 11 hereof no right in equity shall be created with respect to any such share. Such lien and charge shall extend to all dividends from time to time declared in respect of such shares. Unless otherwise resolved, the registration of a transfer of any shares by the Company shall operate as a waiver of the Company's lien or charge (if any) upon the shares.

39.	For enforcing the above charge, the Company may sell the shares subject to any such lien at such time or times and in such manner as they shall think fit, but no sale of any share shall be made until the period specified in paragraph 32 above shall have passed and notice in writing given to the Shareholder (or to whomsoever is entitled to receive notice following the death or bankruptcy or winding-up or receivership of the member) stating that the Company intends to sell the shares and the Shareholder or the person so entitled to the share has failed to pay the debts specified above or comply with or fail to perform the above engagements for 14 (fourteen) days after such notice.

40.	The proceeds of such sale after payment of the costs of such sale shall be applied in or towards satisfaction of the debts or liabilities of such member (including debts, liabilities and engagements not yet due for payment or performance) and the provisions of paragraph 36(b) will mutatis mutandis, apply.
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41.	Upon a sale after forfeiture or after enforcing a lien by or in the exercise of the powers hereinbefore given, the Directors may appoint a person to sign the instrument of transfer of the shares so sold and cause the purchaser's name to be registered in the Register in respect of the shares sold and after his name has been registered in the Register in respect of such shares the validity of the sale shall not be impeached and the remedy of any person aggrieved by the sale shall be by way of a suit for damages only against the Company exclusively.

Transfer and Transmission of Shares

42.	Every transfer of shares registered in the Register of Shareholders in the name of a Registered Shareholder, including a transfer by or to the nominees company, will be made in writing provided that the instrument of share transfer will be signed under the hand only of the transferor and by the transferee, personally or by proxy, as well as by witnesses to their signature, and the transferor will be deemed to remain as shareholder until the name of the transferee is registered in the Register of Shareholders in relation to the transferred share. Subject to the provisions of the Companies Law, the share transfer will not be registered unless an instrument of transfer has been delivered to the Office of the Company, as detailed below:

The instrument of share transfer will be drawn and completed in the following manner or in similar manner to the extent possible, or in the common or accepted form that will be approved by the chairman of the Board:

"I, __________________________ of ______________ (“the Transferor”) in consideration of the sum of __________ paid to me by __________________________ of _________________ (hereinafter: "the Transferee") do hereby transfer to the Transferee the share (or shares) numbered __________ in the undertaking called the __________ company Ltd., to hold unto the Transferee, his executors, administrators and assigns, subject to the several conditions on which I held the same at the time of the execution thereof; and I, the Transferee, do hereby agree to take the said share subject to the conditions aforesaid.”

As witness our hands this _____ day of __________.

Transferor	Transferee

Witness to the Transferor’s signature	Witness to the Transferee’s signature

43.	The Company may close the Company's books and the Register of Members for such period as the Directors see fit, provided it is not for more than 30 days in any one year. The Company will give notice to the Shareholders of the closure of the Shareholders Register pursuant to that stated in these Articles, with respect to the delivery of notices to the Shareholders.

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44.	(a)	Each transfer of shares will be lodged for registration at the Office together with the share certificates in respect of the shares being transferred (if so issued) together with such other evidence as will be required by the Directors. Share transfers registered will be retained by the Company but instruments of transfer which the Directors refuse to register will be returned, upon demand, to the party lodging the same, together with the share certificate (if lodged), after giving notice to the transferor of their refusal, not later than 30 (thirty) days after the date on which the instrument of transfer was received.

(b)	The Company may demand payment of a fee for registering the transfer in such sum or at such rate as will be determined by the Board of the Company.

45.	Only the personal representatives and administrator or executors of the estate of a deceased shareholder, and in the absence thereof, his heirs, shall be recognized as the holder thereof.

46.	Only the surviving holder of a Share held by two or more persons shall be recognized as the holder thereof, or as the holder of an interest in such Share, save that nothing stated above shall serve to release the estate of a deceased joint holder of a Share from any obligation with respect to the security that was jointly held by him. The interest of any one of joint holders of a Registered Share may be transferred by any of them.

47.	Any person becoming entitled to a share following the death of a member, may, be entitled, upon production of evidence as to the probate of a will or the appointment of a personal representative or succession order, and testifying to his right to appear in such capacity may be registered as member in respect of such shares, or may, taking into account the Regulations of these Articles, transfer such shares.

48.	The Company may recognize the receiver or liquidator of a member being a corporate body and which is being dissolved or wound up or its trustee if bankrupt or a receiver of a bankrupt member as the holders of title to the shares registered in such member's name.

49.	The receiver or liquidator of a company in liquidation or the trustee in bankruptcy or any official receiver of a bankrupt member may, upon production of appropriate proof as the Directors deem sufficient, and testifying to his right to appear in such capacity according to this Article or which testify to his title, may, with the Directors' consent, (and the Directors may refuse to grant such consent without reason) be registered as member in respect of such shares, or may, taking into account the Regulations herein contained, transfer such shares.

50.	All of the foregoing in regard to the transfer of Shares will apply to a transfer of other securities of the Company, mutatis mutandis.

Redeemable securities

51.	The Company may issue or allot securities that are redeemable, subject to the provisions of these Articles in regard to the issue of securities.

52.	Redeemable securities issued by the Company may be redeemed and no restriction by virtue of the Second Chapter of Part Seven of the Companies Law, shall apply to the redemption.

53.	Redeemable Securities issued by the Company may have attached thereto the features of Shares, including rights to vote and the right to participate in profits.
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Alteration of capital

54.	The Company may, from time to time, by resolution of the general meeting adopted by simple majority, increase its registered share capital into such classes of shares as it will determine.

55.	Unless otherwise stated in the resolution approving such increase of the share capital, the provisions contained herein shall apply to the new shares.

56.	The Company in general meeting may, by resolution adopted by simple majority:

(a)	Consolidate and divide all or any of its share capital into shares of larger paragraph value than its existing shares, and if there existed shares of its capital without par value – into capital consisting of a smaller number of shares provided that this will not operate to modify the Shareholders’ holding rates of the issued capital.

In order to effectuate the above resolution, the Board of Directors may, at its discretion, settle any difficulty arising in connection therewith, and inter alia, issue certificates of fractional shares or certificates in the name of a number of Shareholders that will comprise the fractional shares that are due to them.

Without derogating from such power of the Board, in the event of there being as a result of the consolidation, Shareholders remaining whose consolidation of shares leaves fractions, the Board of Directors may, with the sanction of the Company in general meeting adopted by simple majority:

(1)	sell all of the fractions and to that end appoint a trustee in whose name will be issued share certificates comprising the fractions, that will be sold and the proceeds received less commissions and expenses, divided amongst those entitled; or

(2)	allot to each Shareholder who, as a result of such consolidation is left with fractional shares, fully paid-up shares of the class existing prior to the consolidation in such number as will, when consolidated with the fraction, be sufficient for a single complete consolidated Share and such allotment will be deemed to have taken effect immediately prior to such consolidation or distribution; or

(3)	determine that Shareholders will not be entitled to receive a consolidated share in respect of a fraction of a consolidated share resulting from the consolidation of one half or less of the number of the shares whose consolidation creates a single consolidated share, but will be entitled to receive a consolidated share in respect of a consolidated fractional share that results from the consolidation of more than one half of the number of the shares whose consolidation creates a single consolidated share;

In the event of action according to sub-paragraphs (2) or (3) above obligating the issue of additional shares then payment thereof will be effected in the manner in which bonus shares are paid. Such consolidation and distribution will not be deemed to be a modification of the rights of the shares to which the consolidation and distribution relates;

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(b)	effect a re-distribution of the existing shares or part thereof of its share capital, in whole or in part, into shares having a smaller par value than that of the existing shares and if shares of no par value existed – into issued capital consisting of a larger number of shares provided that this will not operate to modify the Shareholders’ holding rates of the issued capital;

(c)	cancel registered share capital that on the date of the making of the resolution, had not yet been alloted, provided that no commitment exists of the Company, including a conditional commitment, to allot the shares.

(d)	reduce the issued share capital of the Company in a manner whereby such shares will be cancelled and all consideration paid in respect of the par value thereof (to the extent relevant) will be recorded in the Company’s books as a capital reserve which will, for all purposes, be regarded as premium that has been paid on the shares that will remain in the Company’s issued share capital;

(e)	consolidate its share capital or part thereof into a single class of shares, and the Company shall likewise be entitled to resolve to compensate all or any of the Shareholders of the Company in respect of the consolidation of the share capital, by way of allotting bonus shares to those Shareholders;

General Meetings

57.	The Company will hold an annual meeting each year not later than 15 (fifteen) months after the last general meeting. A general meeting other than an annual meeting shall be a special meeting.

58.	The agenda at the general meeting will include the following matters:

(a)	consideration of the Company’s periodic report, consisting of, inter alia, the Company’s audited financial statements and the Directors’ Review of the state of the Company’s affairs, as submitted to the general meeting;

(b)	the appointment of Directors;

(c)	the appointment of auditors and receiving a report regarding the auditor’s remuneration;

(d)	such business as the Board shall have decided to submit to the general meeting for resolution.

59.	The Board may, whenever it deems fit, convene a special meeting by resolution, and special meetings will be convened upon such requisition of two Directors or one quarter of the Directors for the time being in office or upon a requisition of one or more Shareholders holding at least 5% (five per centum) of the issued share capital and 1% (one per centum) at the least of the voting rights in the Company or one or more Shareholders holding at least 5% (five per centum) of the voting rights in the Company.

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The Board will, if a special meeting has been requisitioned, convene the meeting within 21 (twenty-one) days of the date of such requisition being submitted, for a date that will be determined in the notice of the special meeting as stated in paragraph 62(b) hereof, provided that such date will not be later than 35 (thirty-five) days of the date of the publication of the notice, subject in all respects to the provisions of the Law.

60.	In the absence by the Board to convene a special meeting as stated in paragraph 59 above, the requisitionist may, in the case of Shareholders, including also those of them who hold more than one half of the voting rights, convene the meeting themselves provided that it will not take place later than three months after the date on which such requisition has been submitted and will, to the extent possible, be convened in the same manner as are convened meetings by the Board.

61.	(a)	The agenda at a general meeting will be determined by the Board, that will include also business on account of which the convening of a special meeting according to paragraph 59 above is required as well as business mentioned in sub-paragraph (b) hereof;

(b)	One or more shareholders holding 1% (one per centum) at least of the voting rights at the general meeting may request from the Board to include business on the agenda of a general meeting that will be convened in the future provided that the business is properly to be considered at a general meeting subject to the provisions of the Companies Law;

(c)	A request mentioned in sub-paragraph (b) above will be submitted to the Company in writing at least 7 (seven) days before the notice convening the general meeting is given, and the form of the resolution proposed by the Shareholder will be attached thereto, unless otherwise prescribed by law.

62.	(a)	Notice convening a general meeting will be published in two daily newspapers at least, having wide circulation and published in Hebrew, on such date as is prescribed by the Law, and the Company will give no further notice to the Registered Shareholders in the Company’s Shareholders Register, unless required by law.

(b)	Notice convening the general meeting will specify the class of the meeting, the place and time at which the meeting will be convened, details of the business on the agenda, a summary of the proposed resolutions, the majority required for adopting resolutions, the date for determining the entitlement of all the Shareholders to vote at the general meeting as well as any further particulars as are required by the Law. A date for an adjourned meeting that has been fixed for a date that does not fall on the same day in the following week at the same time and in the same place, will be specified in the notice.

63.	The general meeting may assume the powers vested in another organ for a specific matter or for a specific period of time that will not exceed the time required in the circumstances. Powers assumed by the general meeting that are vested by the Law in the Board, will entitle the Shareholders to the rights, and render them liable to the duties and liability applying to the Board with respect to the exercise of such powers, mutatis mutandis, and in this connection, they will be subject, having regard to their holdings of the Company, to their participation at the meeting and the manner of their voting, and to the provisions of the Third, Fourth, and Fifth Chapters of the Sixth Part of the Companies Law.

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64.	A defect occurring in good faith in the convening or conduct of a general meeting or other defect resulting from the failure to perform any term or provision prescribed in the Law or in these Articles, including with respect to the manner of convening or conducting the general meeting, will not disqualify any resolution adopted at the general meeting nor derogate from the considerations and discussions that took place thereat, subject to the provisions of any law.

65.	A shareholder wishing to vote at the general meeting will prove his title to the share to the Company, as required by law.

66.	(a)	The Company may determine an effective date for the purpose of entitlement to participate and vote at general meetings, provided that such date will not exceed 21 days before the date fixed for holding the general meeting, and be not less than four days before the date for which it is convened.

(b)	Notwithstanding that stated in sub-paragraph (a) above, at a general meeting on whose agenda are the items specified in section 87 (a) of the Companies Law, the Company will fix a specific date that will fall not later than 40 days not less than 28 days before the date on which the general meeting is convened, unless the law enables a specific date to be determined earlier.

67.	A minor shareholder as well as a shareholder who the court has declared to be legally incompetent may vote only by his guardian and such guardian may vote by a proxy.

68.	Subject to the provisions of any law, in the case of joint shareholders, each of them may vote at any meeting personally or by proxy, in relation to such share, as if he were the sole party entitled thereto. Where two or more joint holders of a share participate at the meeting, whether in person or by representative proxy, the vote of one of them whose name first appears in the Register of Members or in a certificate regarding his title to the share or other document as will be prescribed by the Board of Directors in this connection. A number of guardians or administrators of the estate of a deceased registered shareholder will be deemed for the purposes of this Regulation to be joint owners of such shares.

69.	A shareholder may vote personally or by proxy, as hereinafter stipulated.

70.	Any member of the Company being a corporate body may empower any person by resolution of its Directors or other managing body, as its representative at any meeting of the Company, as it deems fit to be representative at any general meeting. A person so empowered will be entitled to exercise on behalf of the corporate body he represents, the same powers as the corporate body itself could have exercised had it been an individual shareholder of the Company. The chairman of the meeting may demand from any person so empowered reasonable proof of his being an authorized representative of the body corporate as a condition for his participating at the meeting.

It is clarified that regulations 71 to 75 respecting the proxy will not apply to the authorized representative of the body corporate but only to a proxy appointed to vote on behalf of the body corporate.

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71.	The instrument appointing a proxy (“proxy”) will be signed by the appointor or by his duly appointed attorney in writing or if the appointor is a corporation - the appointment will be made in writing and duly signed by the authorized signature of and under the stamp of the Company, or under the hand of the authorized representative thereof.

72.	The instrument appointing a proxy or a copy thereof to the satisfaction of the Board of Directors, or such person who has been empowered by it, shall be deposited at the Office or the place at which the meeting is due to be held at least 48 hours before the time appointed for holding the meeting at which the person named in such instrument proposes to vote, save that the chairman may waive such demand with respect to any meeting and accept the proxy or copy thereof to the satisfaction of the chairman of the meeting, at the time the meeting proceeds to business.

73.	A shareholder holding more than one share will be entitled to appoint more than one proxy, subject to the following provisions:

(a)	the instrument of appointment will specify the class and number of shares in respect of which it was granted, and in the cases required by law, reference to the question of the shareholder’s personal interest in the engagement on the agenda of the general meeting;

(b)	if the number of shares of any class specified in the instruments of appointment granted by a single shareholder exceed the number of the shares of such class held by him, all the instruments of appointment granted by such shareholder will be null and void in respect of the surplus shares, without derogating from the validity of the vote in respect of the shares that are held by him;

(c)	Where only one proxy has been appointed by a shareholder and the instrument of appointment does not specify the number and class of shares in respect of which it was granted, the instrument of appointment will be deemed to have been granted in respect of all the shares held by the shareholder on the date on which the instrument of appointment is deposited with the Company or the date of delivery thereof to the chairman of the meeting, as appropriate. Insofar as the instrument of appointment has been given in respect of a smaller number of shares than that held by the shareholder, the shareholder will be deemed to have abstained in respect of the remaining shares held by him and the instrument of appointment will be valid in respect of the number of shares therein specified.

74.	The instrument appointing a proxy for a general meeting will, to the extent the circumstances permit, be in the following form or common or usual form as approved by the chairman of the Board:

"I, _________________(I.D./corporate no.___________________) of _________________ being a member in the company known as _________________ hereby appoint. _________________ (I.D./corporate no.___________________) of _________________ or failing him. _________________ (I.D./corporate no.___________________) of _________________ to vote for me and on my behalf at the (ordinary/extra-ordinary) general meeting of the Company to be convened on the _____ day _________________ __ and at every adjournment thereof in respect of the ______shares of ______class held by the undersigned signature. As witness my hand this ____ day of _________________ .”

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75.	A vote pursuant to the provisions of an instrument appointing a proxy will be valid notwithstanding the death of the appointor, or the revocation of the power of attorney or the transfer of the share in respect of which voting took place as above, unless notice in writing of such death, revocation or transfer was received at the Office of the Company or by the chairman of the meeting prior to the voting.

Proceedings and resolutions adopted at general meetings

76.	No business shall be transacted at any general meeting unless a quorum is present within half an hour of the meeting proceeding to business. Save where otherwise stipulated in these Articles, or in the Companies Law, there shall be a quorum when one member at least is present personally or by proxy holding at least two (2) shareholders holding jointly at least one quarter (1/4) of the voting rights in the Company.

77.	If within half an hour from the time appointed for the holding of a meeting no quorum is present, it will be adjourned to the same day in the next week at the same time and at the same place or to such other day and/or time and/or place as determined in notice to the members or to such other date as stated and at the adjourned meeting only the business for which the meeting was originally called will be transacted and if there is no quorum present at the adjourned meeting within half an hour of the time appointed for such meeting, the member/s present will be deemed a quorum.

If the general meeting has been convened upon a requisition of shareholders, the adjourned meeting will only take place if there are present one or more members holding at the least 5% (five per centum) of the issued share capital and 1% (one per centum) at the least of the voting rights in the Company or one or more shareholders holding at least 5% (five per centum) of the voting rights of the Company.

78.	The chairman of the Board will serve as chairman of the meeting. In the absence of the chairman of the Board at the meeting, the meeting will appoint a chairman for every general meeting and the appointment of the chairman will be made at the beginning of the discussions at the meeting that will, subject to the existence of a quorum, be opened by the secretary of the Company or by a shareholder authorized for such purpose by the secretary.

79.	The chairman of the general meeting may, with the consent of the meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting, the discussion or adoption of the resolution on the subject itemized on the agenda, from time to time and from place to place. No business shall be transacted at any adjourned meeting other than the business still to be transacted at the meeting at which the adjournment was decided upon.

80.	Subject to the provisions of any law, a resolution at the general meeting will be passed by a vote of a ballot, in a manner whereby each share conferring a right to vote will confer one vote. In the event of an equality of votes, the resolution will be deemed to have been lost.

81.	Resolutions at a general meeting will be passed by simple majority unless another majority is prescribed by the Law or these regulations.

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82.	In addition to those resolutions that the Company in general meeting is authorized to adopt and which are detailed in these Articles and/or the Companies Law, resolutions of the Company on the following matters will be passed at the general meeting by simple majority (subject to the relevant provisions of the law):

(a)	alteration of the Company’s articles or memorandum of association;

(b)	the exercise of powers by the Board of Directors in the event of the meeting determining that the Board of Directors is constrained from exercising its powers and that the exercise of any of those powers is essential for properly managing the Company as stated in section 52(a) of the Companies Law;

(c)	the appointment and termination of the service of the Company’s auditor;

(d)	appointment and dismissal of Directors for the Company;

(e)	approval of acts and transactions requiring the approval of the general meeting;

(f)	increasing and cancelling the registered share capital;

(g)	a merger (unless a transaction is in question that acquires approval according to section 275(a) of the Companies Law).

83.	A declaration by the chairman that a resolution has been carried unanimously or by a particular majority or has been lost and an entry to that effect in the minute book of the Company, shall be prima facie evidence thereof.

84.	The shareholders of the Company may on any item which is on the agenda of the meeting, vote at a general meeting (including a class meeting) by means of a proxy, provided the Board has not, subject to any law, negated in its decision to convene the general meeting, the option of voting by means of a proxy on such item.

The Board of Directors

85.	The number of members of the Board of Directors in the Company will be determined from time to time by the Company in general meeting by simple majority of the shareholders or by the Board of Directors of the Company, by simple majority of the members of the Board, provided that it will not be less than four, not exceed twelve, members, including the non-executive Directors. Only an individual and not a body corporate, may be appointed as director of the Company.

86.	(a)	The Directors will be elected by decision by simple majority of the shareholders adopted at the annual meeting. Any director that has been appointed will serve until the next annual meeting. Notwithstanding the foregoing, if no Directors are appointed at the annual meeting, the Directors who were appointed at the previous annual general meeting, will continue to serve;

(b)	The service of a director will commence on the date of his appointment by such meeting, but the meeting may determine a later date than that of the meeting for his appointment;

(c)	The general meeting may at any time dismiss a director by simple majority of the shareholders and may resolve at that time to appoint in his stead another person (not being a body corporate) as director of the Company. A director who, on the agenda, has been dismissed will be afforded a reasonable opportunity to voice his position to the general meeting.

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87.	(a)	A director may at any time appoint a person (not being a body corporate) to act as his alternate on the Board (Alternate Director). A person will not serve as alternate director if he is not qualified to be appointed as director nor a director who currently serves as such or as an alternate director unless permitted by law. An alternate director may be appointed as member of a Board committee if he serves as director provided the candidate for appointment as alternate director for a member of a committee does not serve on such Board committee and, if he is an alternate director for an outside director, the candidate will be an outside director, save that no alternate director will be appointed for an outside director except according to this sub-paragraph (a) only unless otherwise provided by the Law.

(b)	As long as the appointment of the Alternative Director is in force, he shall be entitled to receive notices to any meeting of the Board (without negating the right of the Appointor Director to receive notices) and attend and vote at any meeting of the Board from which the Appointor Director is absent.

(c)	The Alternate Director will have, subject to the provisions of his instrument of appointment, all the powers vested in the Director for whom he is alternate, and shall be treated as a Director.

(d)	A Director who has appointed an alternate will be entitled at any time to revoke the appointment and the service of an alternate will cease if the director who appointed him (herein referred to as: “the Appointor Director”) has notified the Company in writing of such revocation of the appointment or of his resignation or if the service of the Appointor Director as such has been otherwise terminated.

(e)	Every appointment and revocation of the appointment of an Alternate Director will be made by written notice to the Company.

88.	A director whose term of office has ceased, will be eligible for re-election.

89.	The office of a director shall be ipso facto vacated in any of the following cases:

(a)	if he has resigned or has been dismissed from office as stated in sections 229- 231 of the Companies Law;

(b)	if he has been convicted of an offence as stated in section 232 of the Companies Law;

(c)	on the date on which notice is given of the imposition of a means of enforcement as if stated in section 232A of the Companies Law;

(d)	if a court has decided to instruct the termination of his office as stated in section 233 of the Companies Law;

(e)	if he has been declared bankrupt;

(f)	on his death;

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(g)	if he is of unsound mind;

(h)	on the date on which notice is given according to section 227A or 245A of the Companies Law.

90.	If the office of Director is vacated, the continuing Directors may act in respect of all matters provided that their number is not less than four Directors (including the outside Directors). If their number is less than such minimum, they may only act in order to convene a general meeting for purpose of appointing additional Directors.

91.	The Directors may appoint immediately or for a future date, an additional Director or Directors who will hold office until the next annual meeting, provided the aggregate number of the members of the Board will not exceed twelve (12).

92.	The Directors will be entitled to remuneration and compensation in respect of their service subject to receiving the approvals required by law. A Director is entitled to receive his reasonable travelling expenses and remaining expenses related to participating in meetings of the Board and performing his duties as member of the Board.

93.	At least two outside Directors will serve in the Company, at least one of whom will have accounting and financial expertise and the remainder will have professional qualifications within the meaning of section 240 of the Law, and the provisions prescribed in the Companies Law in this connection will apply to their service, including the payments to which they are entitled for their service.

Powers and duties of the Directors

94.	The Board of Directors will steer the policy of the Company and supervise the acts and performance of the managing director’s acts and duties, including in this context any power of the Company that has not by the Law or these Articles, been conferred on any other organ.

95.	The Directors may delegate any of its powers to the managing director and any committee of the Board, subject to the restrictions by law.

96.	(a)	The Directors may assume powers that are conferred on the managing director for a particular matter or for a certain period of time, that shall not exceed the period of time that is required in the circumstances, all at the discretion of the Directors, by resolution passed by majority vote of the Directors.

(b)	Without derogating from the foregoing, the Directors may instruct the managing director how to act on a particular matter and failure by the managing director to do so will entitle the Board of Directors to exercise the necessary power for implementing the instruction in his stead;

(c)	If the managing director is constrained from exercising his powers, the Board of Directors may exercise the same in his stead.

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Meetings of the Board

97.	The Directors will convene meetings according to the needs of the Company and at least once every 3 (three) months.

98.	The chairman of the Board may convene the Board at any time, and one director may demand the convening of the Board on such matter as will be specified.

99.	(a)	Notice convening a meeting of the Board may be given orally, by telephone call, in writing (including by fax or e-mail) or by cable, provided the notice will be given at least 24 (twenty-four) hours before the date appointed for the meeting, unless all the members of the Board or their alternates (if any) have agreed in urgent cases, to a shorter notice or to convene without notice.

(b)	A director leaving Israel (“Absent Director”) and wishing to receive during the period of his absence notice, will leave with the secretary of the Company sufficient details to enable him to be notified of the meeting of the Board during the period of his absence (an absent director who has left details with the secretary of the Company detailed above together with the Directors who are found within Israel will be called: “Directors entitled to receive Notice”).

(c)	An Absent Director who has not left his details as detailed above in this Regulation, is not entitled for the duration of his absence outside of Israel to receive notice unless he has requested the transfer of the notice to an alternate representative director who has been appointed according to these Articles.

(d)	A note by the secretary of the Company will be deemed to be conclusive evidence of the giving of notice to the Absent Director who is entitled to receive notice.

100.	The notice of a Directors’ meeting will set out the date and place of the meeting and provide reasonable detail of all the matters that are on the agenda.

The agenda of the Directors’ meetings will be fixed by the chairman of the Board and will include the subjects that the chairman of the Board has fixed as well as any matter that the director or the managing director has requested the chairman of the Board to include in the agenda a reasonable time in advance of convening the meeting of the Board.

101.	The quorum for commencing business at a meeting of the Board will be a majority of the members thereof entitled to receive notice and who are not by law constrained from participating and voting at the meeting of the Board. The quorum will be examined when the meeting proceeds to business.

Notwithstanding the foregoing, the quorum with respect to a resolution of the Board concerning the termination of the office of the internal auditor concerning the termination of the service of the internal auditor, will not in any case be less than a majority of the members of the Board.

102.	The general meeting of the Company will appoint a chairman of the Board. The chairman of the Board will preside over each meeting of Directors. If the chairman is absent from or unwilling to preside over the meeting, the Directors present at the meeting will choose one of their number to act as chairman of such meeting and sign the minutes of the meeting.

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103.	Resolutions of the Board will be adopted by majority vote of the Board members present and participating in the vote, each director having a single vote. In the event of an equality of votes on the Board, the chairman of the Board will not have any additional vote.

104.	Each meeting of Directors at which a quorum s present, will be authorized to exercise all powers, authorities and discretions for the time being vested in the Directors or generally exercised by them according to the terms of these regulations.

105.	The Board may hold meetings by using any means of communication provided that all the Directors participating can hear one another simultaneously.

106.	The Directors of the Company may pass resolutions without actually convening, provided that all the Directors entitled to receive notices of and attend discussions have given their consent. When such a meeting takes place, minutes of the resolutions will be drawn, including the resolution not to convene, and signed by the chairman of the Board or a notation made by the chairman and the signatures of the Directors appended to the resolution.

For this purpose “signature of a Directors” may be together with the consent or objection or notation of the abstention of that director. In lieu of the signature of a Director, the chairman of the Board or the secretary of the Company may append a notation under his hand setting out the manner of the director’s vote.

106A. A resolution without a meeting actually being convened, signed by the chairman of the Board of Directors provided that all the Directors entitled to receive notice and entitled to participate in the discussion and vote on the business that has been submitted for resolution have agreed thereto (provided their number will not be less than 2) or a resolution in writing signed by all the members of the Board entitled to receive notice and entitled to participate in the discussion and vote on the business that has been submitted for resolution (provided their number will not be less than 2) will, subject to the provisions of the Law, be valid and effectual as a resolution duly passed at a meeting of the Board that has been convened and held in accordance with the terms of these Articles.

107.	Subject to the provisions of the law, all acts done by or by resolution of the Board of Directors or by a meeting of a committee of the Directors, or by a person (not being a body corporate) acting as a member of the Board of Directors, shall be effectual notwithstanding it be afterwards discovered that there was some defect in the appointment of any director or person acting as such member of the Board of Directors or that all or any of them were disqualified, as if every such person had been duly appointed and as if they had the necessary qualifications to be a member of the Board or such committee.

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Committees of the Board

108.	The Directors may from time to time set up committees of the Board. No person not being a member of the Board will serve on a committee to whom powers have been delegated by the Board. Persons not being members of the Board may serve on a committee of the Board whose function it will be to advise or make recommendations to the Board. Subject to the provisions of the Companies Law and the Regulations herein contained, the Directors may entrust their powers to such committees or any of them; one each committee there will be two Directors at the least.

109.	Each committee established under Regulation 108 above must, when exercising its powers, fulfil all the directions that will be laid down by the Directors. The meetings and acts of any such will be conducted according to the Regulations comprised in these Articles regulating meetings and acts of the Directors to the extent they are consistent and save to the extent otherwise directed by the Directors.

110.	A committee of the Directors will report to the Board of Directors on a regular basis its resolutions or recommendations as determined by the Board. Resolutions or recommendations of a Board committee requiring the Board approval, will be submitted to the Directors for information, a reasonable time before the discussion on the Board.

111.	The Board may cancel a resolution of a committee that has been appointed by it but no such cancellation shall affect the validity of a resolution of a committee in accordance with which the Company has acted vis-à-vis another person who had no knowledge of the cancellation.

All acts done in good faith at meetings of Directors or by a committee of the Directors, or by a person acting as a director, shall be effectual notwithstanding it be afterwards discovered that there was some defect in the appointment of any Director or person so acting or that all or any of them were disqualified, as if every such person had been duly appointed and was qualified to be a director.

The managing director

112.	The managing director will be appointed and dismissed by the Board of Directors, which may appoint more than one managing director.

113.	The managing director will be responsible for the ongoing management of the Company’s affairs within the framework of the policy determined by the Board, and, subject to its directives, will have all the administrative and executive powers that have not, by the Companies Law or these Articles, been conferred on any other organ of the Company, and he will be subject to the supervision of the Board of Directors.

The managing director may, with the approval of the Board, delegate to a party who is subordinate to him, any of his powers. Such approval of the Board may be general and given in advance.

114.	(a)	The managing director will promptly notify the chairman of the Board of any irregular matter that is material to the Company, and will submit reports to the Board on such matters and at such dates and in such volume as will be determined by the Board of Directors. If the Company has no chairman of the Board or he is constrained from fulfilling his duties, the managing director will, as stated give notice to all the members of the Board;

(b)	The chairman of the Board may of his own initiative or according to a resolution of the Board, demand a report in relation to the Company’s business from the managing director.

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(c)	The chairman of the Board will promptly call a meeting of the Board for the purpose of discussing or passing a resolution on any notice or report which has necessitated the taking of action by the Board.

Officeholders

115.	The managing director may from time to time appoint for the Company officeholders (other than Directors and a general manager) to such permanent, temporary or special functions as the managing Director will deem fit from time to time, and will further be entitled to terminate the service of one or more of such persons from time to time and at any time, at his absolute discretion.

116.	The managing director may, subject to the provisions of the Companies Law, determine the powers and duties of the officeholders so appointed by him, and the terms of their service. The terms of service of the officeholders will be set in accordance with that stated in the Companies Law.

Internal auditor

117.	The Board of Directors may appoint an internal auditor, according to a proposal of the Audit Committee.

118.	The internal auditor will, inter alia, examine the propriety of the acts of the Company from the standpoint of upholding the Law and proper business practice.

119.	The organizational supervisor of the internal auditor will be the chairman of the Board or if otherwise decided by the Board of the Company, as so decided by the Board.

120.	The internal auditor will submit to the Board for approval a proposal for an annual or periodic working program and the Board will approve the same with such changes as it considers appropriate.

Auditors

121.	One or more auditors will be appointed at every annual meeting and hold office until the end of the next annual meeting. Notwithstanding the foregoing, the general meeting may, by resolution adopted by a simple majority, appoint an auditor who will hold office for a longer period that will not extend beyond the end of the third annual meeting following that at which he was appointed.

122.	The general meeting may terminate the service of the auditor subject and pursuant to the provisions contained in the Companies Law.

123.	The auditor’s remuneration for the audit activity will be set by the Board, and the terms of the auditor’s employment will be reported by the Board at every general meeting. The Audit Committee or committee that has been appointed by the Company to review the financial statements according to the provisions of Companies Law, will test the volume of the auditor’s work and his remuneration and submit its recommendations to the Board of Directors.

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124.	The auditor’s remuneration for additional services to the Company not being audit-related will be set by the Board, which will report at every annual meeting the terms of the auditor’s engagement for such additional services, including the payments and undertakings of the Company towards him; for the purpose of this regulation “auditor” includes a partner, close associate of an auditor and includes a corporation within his control.

Validity of acts and approval of other than irregular transactions

125.	Subject as provided by law, all actions taken by the Directors or by a committee of the directors or by any person acting as Director or as a member of a committee of directors or by the managing director as appropriate, will be valid notwithstanding that it is subsequently discovered that any defect existed in the appointment of the Board, the committee of the Board, the Director being a member of the committee or the managing director, as appropriate, or that any of the holders of such positions was disqualified from acting as such.

126.	An officeholder who has a personal interest in an action of the Company will disclose to the Company a reasonable time before the date for discussing the approval of the action, the nature of his personal interest therein, including any material fact or document.

127.	A transaction which is not an irregular transaction of a company with an officeholder thereof or with its controlling stakeholder, or transaction which is not an irregular transaction of the Company with another person in which an officeholder of the Company or its controlling stakeholder has a personal interest, other than a transaction pertaining to the terms of service and employment of the officeholders or of the controlling stakeholders of the Company and their relations, will be approved by the Audit Committee (subject to the provisions of law). The Audit Committee approval may be made by the giving of a general approval for a certain class of transactions, or by a specific transaction approval.

128.	Irregular transactions with an officeholder thereof or with the controlling stakeholder of the Company or with another person in which the officeholder or the controlling stakeholder has a personal interest in approving as well as transactions pertaining to the terms of service of the officeholders and the terms of service of the controlling stakeholders and their relations, will be approved in the manner prescribed by the law.

Distribution

129.	A resolution of the Company regarding distribution will be passed by the Board of the Company, subject to the limitations according to the law.

Dividends and bonus shares

130.	Subject to any special or limited rights conferred on any shares, dividend or bonus shares will be distributed in proportion to the number of shares that are held by Shareholders.

131.	The Company may determine a record date for purposes of the right to receive dividend, provided that such date will fall after that of the resolution regarding the distribution of dividend.

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132.	The Board may detain any dividend, bonus, right or amount payable in respect of shares over which the Company has a lien or charge and apply any such sum or realize any bonus and any right and apply the proceeds of the realization in discharge of the debts of such shareholder in respect of which the Company has a lien or charge.

133.	No transfer of shares will confer upon the transferee the right to any dividend or any other distribution that has been declared thereon after such transfer and before registration of the transfer. Notwithstanding the foregoing, in the case of a share transfer requiring Board approval, the approval date will be substituted for the registration date of the transfer.

134.	The person entitled to dividend, the payment of which has not been claimed within the period of 7 (seven) years from the date of the resolution regarding the distribution will be deemed to have waived the same and the dividend will revert to the Company’s ownership.

135.	In the absence of stipulations to the contrary, dividend may be paid by check or payment order that will be sent by mail according to the registered address of the party entitled thereto, or, in the case of joint registered owners, to such member whose name first appears in the shareholders register in relation to the joint ownership. Any such check will be drawn to the order of the person to whom it is sent and payment thereof will serve as a release pertaining to all the payments that have been made in connection with such share.

136.	The Board of Directors may deduct from any dividend or other distribution payable in connection with shares held by a shareholder, whether he is sole or joint holder thereof, any amounts of money that are due from him and which ought to have been paid to the Company alone or jointly with others, on account of calls and the like.

137.	The Board may, at its discretion set aside to special funds, any sum out of the profits of the Company or from a revaluation of its assets or its proportionate share in the revaluation of the assets of companies that are affiliated to it, and determine the designation of such funds.

Merger

138.	Approval of a merger requires a majority vote of the uhareholders, subject to the provisions of the Companies Law.

Minutes

139.	The Company will keep a register of minutes of general meetings, class meetings, meetings of the Board and meetings of committees of the Board and keep the same at its registered office or elsewhere in Israel as notified by the Company to the Registrar, for a period of 7 (seven) years from the date of the meeting or the Board meeting, as appropriate.

140.	All minutes will include the following:

(a)	the date and place at which the particular meeting took place;

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(b)	the names of those present, and in the case of attornies or alternates, the names of the attornies or the appointors and, at a meeting of Shareholders, the number of shares by virtue of which the vote was held, and the class thereof;

(c)	a concise summary of the business, the course of the discussions and resolutions that were adopted;

(d)	instructions that have been given by the Board to committees of the Board or to the managing director;

(e)	documents, reports, approvals, opinions and the like that have been presented, discussed or attached.

141.	Such minutes of a general meeting when signed by the chairman of the meeting will serve as prima facie evidence of the contents thereof. Minutes of the meeting of the Board or of a committee of the Board that have been approved and signed by the Director who presided over the meeting will serve as prima facie evidence of the contents thereof.

Register of Shareholders

142.	The Company will keep a Register of Shareholders and register therein the following details:

(a)	With respect to Registered Shares –

(1)	the name, identity number and address of each shareholder, all as delivered to the Company;

(2)	the number of shares and class of the shares owned by each Shareholder, indicating the nominal value thereof, if existing, and if any amount remains as yet unpaid on account of the price fixed for a share - the amount as yet unpaid;

(3)	the date of allotment of the shares or dates of the transfer thereof to the Shareholders, as appropriate;

(4)	in the case of the shares bearing serial numbers, the Company will make a notation alongside the name of each Shareholder of the numbers of the shares that are registered in his name;

(b)	With respect to bearer shares –

(1)	A notation of the fact of the allotment of bearer shares, the date of the allotment and the number of shares allotted;

(2)	The numbering of the shares to bearer and of the share warrants;
The name of the holder of a share warrant at whose request the warrant has been cancelled, will be registered in the principal Register of Shareholders, indicating the number of shares that are registered in his name.

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(c)	With respect to dormant shares - in addition also, the number thereof and the date on which they became dormant, as known to the Company.

(d)	With respect to shares that confer no voting rights according to section 309(b) of the Law or section 333(b) of the Law - also the number thereof and the date on which they became shares that confer no voting rights, all as known to the Company.

(e)	Such other particulars as are according to the Companies Law or these Regulations, required or permitted to be registered in the Register of Shareholders.

143.	The Company may maintain an additional Register of Shareholders outside of Israel.

144.	The Register of Shareholders will be prima facie evidence of the accuracy of the entries therein recorded. In the event of any deviation between the entries in the Register of Shareholders and a share certificate, the evidential value of the Register of Shareholders will take preference over that of the share certificate.

Notices

145.	Notice regarding the convening of a general meeting will be given as stated in Regulation 62.

146.	(a)	Notices which by law are to be given to the Company to Shareholders Registered in the Register of Shareholders will, subject to Regulation 62 above, be delivered personally to the shareholder or sent to him according to the last address given by him to the Company. Notices sent by mail will be deemed to have been delivered - if sent to an address in Israel, within 72 (seventy-two) hours of the date of despatch, and, if sent to an address abroad - within 10 (ten) days of the date of despatch.

(b)	The Company may deliver notices to the shareholders regardless of whether they hold registered shares or bearer shares, by publishing a notice in two generally circulating daily newspaper in Hebrew as stated in Regulation 62 above, and the date of the publication in the newspaper will be deemed to be the date on which the notice was received by the Shareholder.

The provisions of sub-regulation (a) will not apply where the Company has elected to give notice as stated in this sub-regulation (b), except where an express duty by law applies to publish a notice by a different method.

(c)	Nothing contained in sub-regulations (a) and (b) above shall impose any duty on the Company to give notice to any party who has not furnished an address to the Company in Israel.

147.	In each of the following cases, a Shareholder will be deemed not to have furnished an address to the Company:

(a)	Where the Company has sent him according to the latest address that was furnished by him, a letter by registered mail requesting him to confirm that such address is still current or notify the Company of a new address, and the Company has received no reply within 30 (thirty) days of the date of the despatch of the notice.

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(b)	Where the Company has sent him according to the latest address that was furnished by him, a letter by registered mail and the Postal Authority - incidental to returning the letter or in the absence of so doing - has notified the Company that the person concerned is not known at such address or for any other like reason.

148.	Each notice to be given to members relating to joint shares will be given to the person first named in the register of members with request to such share.

149.	Any document or notice delivered by the Company according to the provisions of these Articles will be deemed to have been properly delivered notwithstanding the death, bankruptcy or liquidation of such shareholder (whether or not the Company was aware thereof) as long as no other person has been registered in the Shareholder’s stead, and such despatch and delivery will be deemed for all purposes to be sufficient with respect to any person having an interest in such shares.

Winding-up of the Company

150.	In the event of the winding-up of the Company, whether voluntarily or otherwise, the following provisions will, unless otherwise expressly provided in these Articles or in the terms of issue of any share, apply:

(a)	The liquidator will first apply all the Company’s assets in payment of its debts (the Company’s assets after payment of its debts to be hereinafter called - “the Surplus Assets”).

(b)	Subject to any special rights attaching to the shares, the liquidator will distribute the Surplus Assets among the shareholders in proportion, pro rata to the number of shares held by all of the Shareholders.

(c)	With the sanction of a resolution of the Company passed at a general meeting by a majority of the Shareholders, the liquidator may distribute the Surplus Assets of the Company or any part thereof among the Shareholders in specie and further convey any Surplus Assets to a trustee by way of a deposit to the credit of the Shareholders, as the liquidator deems fit.

Exemption from liability

151.	The Company may exempt in advance any of its officeholders from all or part of his liability by reason of damage following a breach of the duty of care towards it, save for a breach of the duty of care on a distribution within the meaning of that term contained in the Companies Law.

Insurance of liability

152.	The Company may enter into a contract to insure the liability of any of its officeholders by reason of liability that will be imposed upon him in consequence of an act effected by virtue of his position as such, in whole or in part, in any of the following:

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(a)	breach of the duty of care towards the Company or towards any other person;

(b)	the breach of a fiduciary duty towards it, provided the officeholder acted in good faith and had reasonable grounds to assume that the act would not harm the interests of the Company;

(c)	financial liability that will be imposed upon him for the benefit of any other person;

(d)	any other act that is insurable as permitted by the Companies Law.

153.	Without prejudice to paragraph 152 above, the Company may enter into a contract to insure the liability of its officeholder that involves payments or expenses that will be borne by the officeholder, as appropriate, as follows:

(a)	expenses incurred in connection with a “proceeding” that has been conducted in his case, including reasonable litigation expenses, including legal fees;

With respect to this paragraph - “proceeding” is a proceeding according to the Chapters H-3, H-4 and I-1 of the Securities Law and a a proceeding according to Article D of the Fourth Chapter of Part Nine of the Companies Law;

(b)	Payment to an aggrieved party as stated in section 542BB(a)(1)(a) of the Securities Law according to Chapter H-4 of the Securities Law.

Indemnity

154.	The Company may indemnify any of its officeholders retroactively by reason of liability or expense as detailed in sub-paragraphs (a) to (f) hereof, that has been imposed upon him in consequence of any act that he effected by virtue of his position in the Company:

(a)	has financial liability imposed upon him in favor of any other person by a judgment, including a judgment given in a compromise or arbitrator's award that has been approved by the court;

(b)	reasonable litigation expenses, including legal fees, that have been laid out by an officeholder in consequence of any investigation or proceeding that has been conducted against him by an authority authorized to carry on an investigation or proceeding, and has been concluded without the filing of a charge against him and without any financial liability having been imposed upon him as an alternative to a criminal proceeding, or which has ended without the bringing of any charge against him but in which a financial liability has been imposed as an alternative to a criminal proceeding or an offence that does not require proof of criminal intent or in connection with a financial sanction;
In this paragraph - conclusion of a proceeding without the making of any charge on any matter in which a criminal investigation has been instituted - means the closure of the case according to section 62 of the Criminal Procedure (Consolidated Version) Law, 5742-1982 (in this sub-paragraph - the Criminal Procedure Law), or a stay of proceedings by the Attorney-General, according to section 231 of the Criminal Procedure Law;

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“Financial liability as an alternative to a criminal proceeding” - means financial liability that has been imposed by statute as an alternative to a criminal proceeding, including an administrative fine according to the Administrative Offences Law, 5746-1985, penalty for an offence that has been prescribed as a penal offence according to the provisions of the Criminal Procedure Law, financial sanction or fine.

(c)	Reasonable litigation expenses, including legal fees, that have been laid out by the officeholder or for which he has been made liable by a Court in a proceeding that has been brought against him by or in the name of the Company or by another party, or in a criminal charge from which he was acquitted or criminal charge in which he was convicted of an offence not requiring proof of criminal intent.

(d)	expenses incurred in connection with a “proceeding” as defined in paragraph 153(a) above, that has been conducted in his case, including reasonable litigation expenses, including legal fees;

(e)	Payment to an aggrieved party as stated in section 542BB(a)(1)(a) of the Securities Law according to Chapter H-4 of the Securities Law.

(f)	Liability or other expense that is indemnifiable according to the Companies Law.

155.	The Company may undertake in advance towards an officeholder to indemnify him in respect in respect of a liability or expense detailed in sub-paragraphs 154(b) to 154(f)) above, and may further give an undertaking in advance to indemnify an officeholder thereof as stated in Regulation 154(a) above, provided that the undertaking will be limited to the events which, in the opinion of the Board of Directors, are foreseeable in light of the Company’s activity in practice at the time of giving the undertaking for indemnity, and to such amount or criteria as the Board has determined to be reasonable in the circumstances, and the undertaking for indemnity shall specify the events which, in the opinion of the Board, are foreseeable in light of the Company’s activity in practice at the time of giving the liability and the amount and criteria that the Board has determined to be reasonable in the circumstances.

156.	In any event, the aggregate indemnity amount that will be payable by the Company (in addition to the sums that will be received from an insurance company, if any, within the framework of a directors’ and officeholders’ liability insurance that has been acquired by the Company, to the extent it has acquired the same) to all the officeholders of the Company cumulatively, according to the indemnity letters that will be issued to them by the Company, will not exceed 25% of the Company’s equity capital according to its latest consolidated financial statements, as existing as of the date of the indemnity.

Liability of the Company

157.	(a)	The signature of any person who will be appointed from time to time by the Board generally or for a specific event personally or together with other persons, accompanied by the stamp or printed name of the Company, will bind the Company.

(b)	The Board of Directors may determine separate signature rights with respect to different businesses of the Company, and with respect to the amount of the sums for which the persons are empowered to sign.

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Alteration of the Articles

158.	The Company may alter these Articles by resolution adopted by simple majority at the general meeting.

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Corporation Authority

[Unofficial English Translation From Hebrew]

State of Israel

State of Israel
Minsitry of Justice – Corporations Authority
Registrar of Companies and Partnerships

CERTIFICATE OF COMPANY NAME CHANGE

This is to certify that:

MAINROM LINE LOGISTICS LTD (*in Hebrew*)

MAINROM LINE LOGISTICS LTD

Company Number 520031238

Changed its name and from now on shall be called

KIITOV PHARMACEUTICALS HOLDINGS LTD

Given in Jerusalem on:
25/08/2013
19 Elul 5773

[*Signed*]
Avi Tagaya, Adv.
Minsitry of Justice – Corporations Authority
Registrar of Companies and Partnerships

Stamped
Ministry of Justice
Registrar of
Companies

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